Exhibit 99(a)(55)

THE LAZARD FUNDS, INC.

ARTICLES OF AMENDMENT

THE LAZARD FUNDS, INC., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to add to the FIFTH Article, the following new sub-section (12):

(12) At such times (which may vary between and among the holders of particular classes) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the Financial Industry Regulatory Authority, and reflected in the pertinent registration statement of the Corporation (the “Registration Statement”), shares of any particular class of stock in any investment portfolio of the Corporation may be automatically converted, or may be converted at the election of a stockholder, into shares of another class of stock in the same investment portfolio of the Corporation based on the relative net asset value of such classes at the time of the conversion, subject, however, to any conditions of the conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Registration Statement.

SECOND: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles of Amendment are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, The Lazard Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary as of March 28, 2025.

THE LAZARD FUNDS, INC.

By:	/s/ Mark R. Anderson
Name: Mark R. Anderson
Title: Vice President

ATTEST:

/s/ Robert Spiro
Name: Robert Spiro
Title: Assistant Secretary